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                            INVESTMENT ADVISORY AGREEMENT
                            -----------------------------

AGREEMENT made this 30th day of October, 1985 by and between TrustFunds Liquid Asset Trust, a Massachusetts business trust (the "Trust"), a Wellington Management Company/Thorndike, Doran, Paine & Lewis, a Massachusetts partnership (the "Adviser").

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended, consisting of several series of shares, each having its own investment policies; and

WHEREAS, the Trust has retained SEI Financial Management Corporation (the "Manager") to provide administration of the Trust's operations, subject to the control of the Board of Trustees;

WHEREAS, the Trust desires to retain the Adviser to render investment management services to the Trust with respect to its Treasury Portfolio, Agency Portfolio, Commercial Portfolio and Prime Obligation Portfolio and such other portfolios as the Trust and the Adviser may agree on (the "Portfolios") and the Adviser is will to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. Duties of Adviser. The Trust employs the Adviser to manage the investment and reinvestment of the assets, and to continuously review, supervise, and administer the investment program of the Portfolios, to determine in its discretion the securities to be purchased or sold, to provide the Manager and the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Manager and to the Trust's officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's prospectus from time to time, and applicable laws and regulations. The Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
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     2. Portfolio Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results as described in the Trust's prospectus from time to time. The Adviser will promptly communicate to the Manager and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

     3. Compensation of the Advisor. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser at the end of each month, a fee calculated by applying a daily rate, based on the following annual percentage rates, to the Assets (hereinafter defined):

            .075% on the first $500 million of Assets;
            .02% on the Assets in excess of $500 million.

     The terms "Assets" shall mean the daily net assets of the Portfolios managed by the Adviser. The fee, as determined above, shall be based on average Assets for the month involved (less any assets of such Portfolios held in non-interest bearing special deposits with a Federal Reserve Bank).

     4. Other Services. At the request of the Trust or the Manager, the Adviser in its discretion may make available to the Trust, office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel, and services shall be provided for or rendered by the Adviser and billed to the Trust or the Manager at the Adviser's costs.

     5. Reports. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     6. Status of Adviser. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     7. Certain Records. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the Investment Company Act which are prepared


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     or maintained by the Adviser on behalf of the Trust are the property of the
     Trust and will be surrendered promptly to the Trust on request.

     8. Liability of Adviser. No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. Permissible Interests. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise.

     10. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue as to each Portfolio until October 30, 1987, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and rules thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the adviser, or by the Adviser at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

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      As used in this Section 10, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

      11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.


WELLINGTON MANAGEMENT COMPANY/                TRUSTFUNDS LIQUID ASSET TRUST
THORNDIKE, DORAN, PAINE & LEWIS



By /s/ Signature appears here                 By /s/ Signature appears here
   -----------------------------                 ----------------------------
   Managing Partner                                      President